EXHIBIT 99.1

Crexendo Declares Quarterly Dividend of $.005 per Common Share

PHOENIX, AZ / ACCESSWIRE /February 8, 2022 / Crexendo, Inc. (NASDAQ:CXDO) is an award-winning premier provider of Unified Communications as a Service (UCaaS), Call Center as a Service (CCaaS), communication platform software solutions, and collaboration services designed to provide enterprise-class cloud communication solutions to any size business through our agent partners, reseller partners, licensee partners, and direct sales channels. Crexendo solutions currently support over two million end users globally and was recently recognized as the fastest growing UCaaS platform in the United States. Crexendo announced today that its Board of Directors has approved a quarterly cash dividend of $.005 per Common Share. The dividend is payable on the 28th of February 2022 to stockholders of record at the close of business on the 18th of February 2022.

Steven G. Mihaylo, Chief Executive Officer commented, "Crexendo’s board declared the quarterly dividend after review of the company’s financial position and expectations for 2022. Our cash position is strong, and we remain committed to growing the business both organically and through accretive acquisitions. We are convinced that we will maintain significant free cashflow to pay the dividend as well as make necessary investments in business development. My expectation of growing the business by 40% to 50% annually  has not changed. I am highly confident in the future of Crexendo, and this dividend is an indication of my belief in the continued growth of Crexendo."

About Crexendo

Crexendo, Inc. is an award-winning premier provider of Unified Communications as a Service (UCaaS), Call Center as a Service (CCaaS), communication platform software solutions, and collaboration services designed to provide enterprise-class cloud communication solutions to any size business through our business partners, agents, and direct channels. Our solutions currently support over two Million end users globally and was recently recognized as the fastest growing UCaaS platform in the United States.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) confidence in  the financial position of the Company and expectations for 2022; (ii) believing its  cash position is strong and continuing commitment  to growing the business both organically and through accretive acquisitions; (iii) being convinced that  it maintains significant free cashflow to pay the dividend as well as make necessary investments in business development; (iv) expectation of growing the business by 40% to 50% annually;  (v) being highly confident in the future of Crexendo and (vi) that  this dividend is an indication of the belief in the continued growth of the Company.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-K for the year ended December 31, 2020, and quarterly Form 10-Qs as well as the Form 10-K for the year ended December 31, 2021, when filed. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CONTACT:

Crexendo, Inc.

Doug Gaylor

President and Chief Operating Officer

602-732-7990

dgaylor@crexendo.com

SOURCE: Crexendo, Inc.